EXHIBIT 10(d)

Summary of named executive officer salary increases.

On July 14, 2005, at a regular meeting of the Compensation and Benefits Committee of the Company’s Board of Directors, increases to the annual base salaries of the following named executive officers were approved, effective July 1, 2005, after a review of performance and competitive market data:

Name and Position	Year	Base Salary
Ricardo E. Belda Executive Vice President—European Region	2005 2004	$ $	500,000 470,000

Bernt Reitan Executive Vice President and Group President, Global Primary Products	2005 2004	$ $	540,000 470,000

Information related to the other elements of total compensation for these named executive officers was previously disclosed in the 2005 Proxy Statement filed February 22, 2005.

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